EXHIBIT 10.23
RENT-A-CENTER, INC.
DIRECTOR STOCK UNIT AWARD AGREEMENT
          STOCK UNIT AWARD AGREEMENT made as of the ______ day of _________________, 201__, between Rent-A-Center, Inc. (the “Company”) and ____________________ (the “Director”).
          1. Stock Unit Award. In accordance with and subject to the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “Plan”) and this Agreement, the Company hereby grants to the Director a deferred stock award under the Plan, consisting of the right to receive _________ shares of the Company’s common stock (“Shares”).
          2. Vesting and Issuance of Shares. This award is fully vested and nonforfeitable from inception. The Director will be entitled to receive the Shares covered by this award upon the termination of the Director’s service as a member of the Company’s Board of Directors (the “Board”).
          3. Restrictions on Transfer. The Director’s right to receive Shares under this Agreement may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (except by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.
          4. Compliance with Law. The Company will not be obligated to issue or deliver Shares pursuant to this award unless the issuance and delivery of such Shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Company’s common stock may then be listed.
          5. Transfer Orders; Legends. All certificates for Shares delivered under this Agreement shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
          6. Provisions of the Plan. The provisions of the Plan, the terms of which are hereby incorporated by reference, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Director acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.
          7. Dividend Equivalent Payments. Dividend equivalent payments shall be payable with respect to the Shares covered by this Agreement if, as and when any cash dividend is declared by the Board with respect to the Company’s common stock.

          8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws.
          9. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.
          IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

RENT-A-CENTER, INC.
By:

Director